CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
Advaxis, Inc.

We hereby consent to incorporation by reference in Amendment No.3 to the Registration Statement (No. 333-122504) on Form SB-2 of our report dated April 21, 2005 on the balance sheets of Advaxis, Inc. (a development stage company) as of December 31, 2003 and 2002 and October 31, 2004, and the related statements of operations, stockholders’ equity (deficiency), and cash flows for the period from March 1, 2002 (inception) to December 31, 2002, the year ended December 31, 2003, the period from January 1, 2004 to October 31, 2004, and the period from March 1, 2002 (inception) to October 31, 2004. We also consent to the reference to our Firm under the caption "Experts".

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

May 31, 2005